Exhibit 99.1

111 Huntington Avenue

Boston, MA 02199

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Kathleen DiChiara	Marilynn Meek – General Information
Investor Relations Manager	(212) 827-3773
(617) 236-3343

BOSTON PROPERTIES ANNOUNCES

RESIGNATION OF WILLIAM M. DALEY FROM BOARD OF DIRECTORS

BOSTON, MA, March 21, 2007 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, announced today that William M. Daley has resigned from the Board of Directors, effective May 15, 2007, the date of the Company’s 2007 annual meeting of stockholders. Mr. Daley resigned from the Board of Directors to devote more time to his other business interests.

Mortimer B. Zuckerman, Chairman of the Board of Directors, said, “Bill Daley has been an accomplished leader in both government and the private sector, and he has served Boston Properties, Inc. as a trusted advisor with the same level of distinction. On behalf of Boston Properties, Inc. and the other members of the Board, I would like to express our gratitude to Bill for all of his contributions and wish him well.”

Mr. Daley has served on the Company’s Board of Directors since May 2003. He currently serves as Chairman of the Company’s Nominating and Corporate Governance Committee and previously served on its Audit Committee.

Boston Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office properties that also includes two hotels. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five select markets—Boston, Midtown Manhattan, Washington, D.C., San Francisco, and Princeton, N.J. For more information about Boston Properties, please visit the Company’s web site at http://www.bostonproperties.com.

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